EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-135583, 333-114932, 333-62188, and 333-81453) previously filed by RF Industries, Ltd. of our report dated January 26, 2009 (which expressed an unqualified opinion and included an explanatory paragraph regarding the Company’s adoption of FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes” and Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-Based Payment”) with respect to our audits of the financial statements of RF Industries, Ltd. as of October 31, 2008 and 2007 and for the years then ended included in this Annual Report on Form 10-K for the year ended October 31, 2008.

/s/ J.H. COHN LLP

San Diego, California
January 26, 2009